March 4, 2008

Consent of Independent Registered Public Accounting Firm

INFINITY I-CHINA ACQUISITION CORPORATION
Unit 5707, The Center
99 Queen’s Road Central
Hong Kong

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated December 31, 2007, relating to the financial statements of INFINITY I-CHINA ACQUISITION CORPORATION, which are contained in that prospectus.

Our report contains an explanatory paragraph regarding INFINITY I-CHINA ACQUISITION Corporation’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ Ziv Haft, BDO member firm

Ziv Haft
Certified Public Accountants
BDO member firm